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                                                                     Exhibit 3.7






                  AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET
                                COLLECTIVE TRUST

                  FOURTH AMENDED AND RESTATED FUND DECLARATION

                               GROWTH EQUITY FUND


                  Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of the date hereof, which authorizes State Street Bank and Trust Company as trustee ("State Street" or the "Trustee") of the American Bar Association Members/State Street Collective Trust (the "Collective Trust") to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of May 31, 2000 State Street hereby amends and restates the Fund Declaration dated January 1, 1999 of the Growth Equity Fund, an investment fund established under the Collective Trust (the "Fund"). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined shall have the meanings set forth in the Declaration of Trust.

                  1. Investment Objective. The primary investment objective of
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the Fund is to achieve long-term growth of capital, and the secondary investment objective of the Fund is to realize income. The Fund will seek to achieve growth of capital through increases in the value of the securities it holds and to realize income principally from dividends on such securities. The Fund will seek to achieve, over an extended period of time, total returns comparable to or superior to those attained by broad measures of the domestic stock market.

                  2. Investment Guidelines and Restrictions. The assets of the
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Fund shall be invested and reinvested primarily in common stocks issued by large, well- established companies, provided that the Trustee may invest a portion of the assets of the Fund in convertible securities and may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including investment grade bonds and debentures and high quality money market instruments, if the Trustee, in the reasonable exercise of its fiduciary discretion, determines that such investments may contribute to the attainment of the Fund's investment objective. The Trustee shall not invest more than
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35% of the assets of the Fund in non-equity securities, except under the circumstances enumerated in Section 3.03(c) of the Declaration of Trust. Securities of non-U.S. companies may be held by the Fund directly or indirectly through American Depository Receipts or European Depository Receipts. The Fund may invest in an index, or other basket of securities, that is comprised of securities consistent with the Fund's objective.

                  It is the intention of the Trustee not to cause the Fund to invest in derivative securities, except to the extent set forth in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued. The Trustee, subject to consultation with ABRA, may in the future review such investment policy.

                  The Fund will not:

                  (a) trade in foreign currency (except transactions incidental to the settlement of purchases or sales of securities for the Fund);

                  (b) make an investment in order to exercise control or management over a company;

                  (c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

                  (d) trade in commodities or commodity contracts, except futures contracts (including options on futures contracts) with respect to securities and securities indices for hedging purposes or pursuant to the investment policy regarding derivative securities referred to above;

                  (e)      write uncovered options;

                  (f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges or reported on the Nasdaq National Market if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

                  (g)      invest in the securities of registered invested
                           companies;
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                  (h)      invest in oil, gas or mineral leases;

                  (i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions; or

                  (j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities.

                  The Trustee intends to operate the Fund as a "qualifying entity" pursuant to Regulation 4.5 of the Commodity Exchange Act (the "Act"). Therefore, the Fund will limit its positions in commodity futures or option contracts which do not come within the meaning and intent of section 1.3(z)(1) of the Act to positions for which the aggregate initial margin and premiums will not exceed five percent of the net asset value of the Fund.

                  3. Initial Value of Units of the Fund. The initial value of
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Units of the Fund was the Unit value as of December 31, 1991 of the units maintained in Separate Account No. 100 under Group Annuity Contract No. AC 2550 effective on August 30, 1984 and issued by The Equitable Life Assurance Society of The United States to the trustees of the American Bar Association Members Retirement Trust and the American Bar Association Members Pooled Trust for Retirement Plans.

                  4. Restrictions on Withdrawals. There is no restriction on
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withdrawal and transfer. A Participating Trust may request withdrawal of any number of Units of the Fund on each Business Day.

                  5. Trustee, Management and Administrative Fees. For services
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rendered as trustee of the Fund, the Trustee will be entitled to receive compensation in the amount and at the times set forth in Schedule A attached hereto.

                  6. Investment Advisors. The Trustee retains the right to
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appoint Investment Advisors to assist the Trustee in managing the assets of the
Fund. Any such Investment Advisors shall be designated from time to time in Schedule B attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisor will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisor.
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                  7. Conflicts. In the event of a conflict between the terms of
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this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

                  IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused its name to be signed to this Amended and Restated Fund Declaration for the Growth Equity Fund by its proper officer as of May 31, 2000.



ATTEST:                                     STATE STREET BANK AND TRUST
                                              COMPANY


By:_____________________________            By:______________________________
   Name:                                       Name:
   Title:                                      Title:
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                               GROWTH EQUITY FUND

                  FOURTH AMENDED AND RESTATED FUND DECLARATION

                                   SCHEDULE A



                  For services rendered to the Growth Equity Fund, State Street shall be entitled to receive with respect to the assets of the Fund a Trustee, Management and Administrative fee, charged at the following annual rates, which will accrue on a daily basis and will be paid monthly, provided that such fee shall be reduced by the amount of any fee received by the Trustee (which for these purposes shall not exceed the amount set forth below) on account of the investment of any assets of the Fund in any other collective investment fund maintained by the Trustee:



         Aggregate Value of Assets in Aggressive
         Equity, Balanced, Growth Equity, Index Equity,
         Intermediate Bond, International Equity,
         Stable Asset Return and Value Equity Funds                     Rate
         ----------------------------------------------                 ----

         First $1.0 billion                                             .15%
         Next $1.8 billion                                              .058%
         Over $2.8 billion                                              .025%
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                                  SCHEDULE B
                                  ----------

                              GROWTH EQUITY FUND
                 FOURTH AMENDED AND RESTATED FUND DECLARATION


The Trustee has entered into an Investment Advisor Agreement for the Fund with the following entities, and the Investment Advisors are entitled to payment of compensation as specified therein:


                         CAPITAL GUARDIAN TRUST COMPANY
                       LINCOLN CAPITAL MANAGEMENT COMPANY
                        DRESDNER RCM GLOBAL INVESTORS LLC
                              BANKERS TRUST COMPANY